 ARTICLES OF ASSOCIATION OF THE COMPANY "AGE INVERSIONES EN MEDIO AMBIENTE, S.L."

         PART I - NAME, DURATION, ADDRESS, OBJECT AND REGISTERED SHARES

Article 1.-A limited  Liability Company to be known as "AGE INVERSIONES EN MEDIO
AMBIENTE, S.L." is hereby set up.

Article 2.- The object of the Company is: to seek out, promote,  manage, operate and  represent  all type of  businesses  related to  installations  aimed at the conservation of nature and the environment.

Article 3.- Activities that require the possession of special  requirements that are not fulfilled by this company are excluded from the Object.

If legal  provisions  require  any  professional  title or  official  licence or inscription  in public  registers  in order to carry  out any of the  activities included in the Object,  the said activities must be carried out by a person who has such a  professional  title.  The  activities  must not start  until all the necessary official requirements have been fulfilled.

The Company may carry out the activities listed, directly or indirectly in whole or in part through  shareholdings  in other  companies  with the same or similar objects, in any form allowed by law.

Article 4.- The Company is set up for an unrestricted  period and shall commence trading on the date of execution of its incorporation documents.

Article 5.- The Company's year-end will be 31st December of each year.

Article 6.- The  Company's  Registered  Office is in Barcelona,  Calle  Bonsoms,
N(0). 15-17.

Article 7.- The Company's  Registered Capital is (2.163.645 EUROS) Euros divided into 69.795 shares, numbered from One to 69.795 inclusive with a par value of 31
Euros each,  that shall not be  incorporated  into  negotiable  documents nor be called shares.  Shares  forming the said register are fully  subscribed and paid
up.

                         PART II - COMPANY SHARE SYSTEM

Article 8.- Company shares are subject to the relevant law provisions.

Transfer of shares and the  constitution  of  effective  right of pledge must be stated on a public  document.  The  constitution  of any other  effective  right should be stated on a Notarial Deed.

The  rights   against  the  Company  could  be  exercised   from  the  Company's
acknowledgement of the transfer or the constitution of the charge.

The Company will have a Shareholders  Register, any shareholder may consult this register and obtain certificates of the shares registered under their name.

Article  9.- Share  transfers  will come  under  the  provisions  set out in Law
Article 28 and those that follow it. Consequently,  voluntary transfer of shares by acts intervivos between shareholders, spouse, descendant or older relative of the shareholder or company  belonging to the same group as the transferor  shall be unrestricted, as well as the transfers made in the case of death.

Article  10.- In the case of  USUFRUCT  of shares the  shareholder  status  will correspond  to the  proprietor  group but the  usufructuary  person  will have a preferential right to the dividends agreed by the Company during the duration of the  usufruct.  In the case of a pledge the  proprietor  will have  shareholders rights.

                            PART III - COMPANY BODIES

Article11.-  The Company will have a General  Meeting and  Administrators.  This bodies  insofar as not  provided  for in this  Articles  will be governed by the provisions set out in Law Articles 43 and those that follow it.

Article 12.- General Meeting

The shareholders assembled at the General Meeting will decide by a majority vote in matters within its jurisdiction.

Article 13.- Calling

The General Meeting will be convened by the Administrators  and, if appropriate,
by  the  liquidators   through  an  individual  written   communication  to  all
shareholders  appearing in the Shareholders Register, to the addresses appearing therein by recorded delivery and  acknowledgement of receipt.  There shall be at least a period of 15 days between the date upon the notice was sent and the date set for the Meeting.

Article  14.-  Attendance  and  Representation;  Procedure  for  Discussing  and
Adopting Resolutions

All  shareholders  have a right to attend  the  General  Meeting in person or by proxy, the latter does not necessary be a shareholder.  The proxy will represent all the shares of the person represented, it must be conferred in writing and if not stated on a public document it will have to be specific for each Meeting.

Once the list of  attendees  has been drawn up, the  Chairman  will  declare the
General Meeting validly constituted. The Chairman will open the discussions with the matters included in the Agenda in the order in which they are set out.

Everybody  with the right to attend may  intervene  in the  discussion  at least once, regarding all the matters on the Agenda, nevertheless, the Chairman of the
General Meeting will be able to set out a rota for the  interventions and limit, at any time,  the  maximum  duration  of each  intervention.  Once the  Chairman considers that the matter has been sufficiently  discussed, it will be submitted to a vote.

The resolutions  will be adopted by the majority of all votes provided that they represent  one third of the votes  corresponding  to the  shares  into which the capital is divided. Blank votes will not be counted.

The removal of members of the Board will require a favourable vote of two thirds of the votes corresponding to the shares into which the capital is divided.

A  favourable  vote of two thirds  corresponding  to the  shares  into which the capital is divided,  will also be required for the exclusion of shareholders and for resolutions regarding the authorisation so that Administrators may carry out by themselves or others,  similar or complementary  activities as those that are included in the Company's Object.

Notwithstanding  that set out in the previous  paragraphs,  a favourable vote of eighty per cent of the votes corresponding to the shares in which the capital is divided, will be required for:

1.   Resolutions  to  increase  or  reduce  the  share  capital  and  any  other modification to the Articles of Association,  including modification of the
     Company's Object;
2.   Resolution to wind up the Company;
3.   Modification  of the  characteristics  of the  administrative  body and the number of its members
4.   Resolution regarding the acquisition and sale of shares;
5.   Resolutions that arise regarding situations of insolvency of the Company;
6.   Resolutions regarding the distribution of dividends;
7.   Resolutions  relating to to the  appointment  or dismissal of auditors when necessary, without prejudice to the legal requirements;
8.   Resolutions  concerning the  transformation,  merger or sub-division Of the
     Company,  the cancellation of the preferential rights of purchase regarding capital increases.
With regards to decisions  upon the net profits of the company it is  understood that they will be distributed,  if any, each year between the members, unless it is agreed by a vote against of 80% of the capital, always in accordance with the balance  sheet and  complying  at all times the  formalities  to be carried  out previously, in accordance to current legislation.

Article 15.-  Administrators

The  General  Meeting  will  entrust  the  Company's  administration  to a  sole
Administrator,  two associates,  a group of supportive people, with a maximum of five,  or to a  Board  of  Administrators  (ALL  OF THIS  WITHOUT  PREJUDICE  TO
CONSTITUTE A BOARD WITH 6 MEMBERS).

Article 16.- The Administrator does not have to be a shareholder of the Company.

Article 17.- The  Administrators  shall be in office for an indefinite period of time and they could be dismissed by the General  Meeting even if their dismissal is not included in the Agenda.

Article 18.- The Administrators will be responsible for representing the Company in and out of court and this will be extended to all activities  included in the
Company's Object, and without limitations could:

a)   Purchase, make use of, dispose, levy all assets or property and constitute, modify and  discharge  all type of  personal  and  effective  rights,  even mortgages.
b)   Manage the Company's organization and its businesses.
c)   To  grant  all  type of  administrative  proceedings;  contracts  or  legal businesses  establishing  pacts,  clauses,  and conditions  that they think appropriate;  to reach a settlement and pact  arbitration;  to take part in tenders and auctions,  to make  proposals and accept  awards.  To buy, levy dispose  and in  general  carry out any type of  operation  in  respect  of shares,  bonds or any type of stock.  They could also carry out  actions to participate  in other  companies,  either by joining  in or by  subscribing shares in capital increases or any other issue of stock
d)   Administer  assets and properties;  to declare  buildings and  plantations,
     demarcations,   mark   boundaries,   make  material   divisions,   mortgage
     modifications,  modify and relinquish  leases and any other transfer of use and occupancy.
e)   Draw,  accept,  endorse,  intervene and protest bills of exchange and other draft documents.
f)   To take up loans or credit, to acknowledge debts and credits.
g)   To make use of,  follow up, open and cancel  accounts  and  deposits in any type of financial  institutions including the Bank of Spain and other banks
     and  official  bodies  complying  with  current   legislation  and  banking
     practice. To hire and make use of security boxes.
h)   To appoint and dismiss  employees  and  representatives,  to sign  working, transport and transfer of business  contracts;  to send and collect  goods, consignments and drafts.
i)   To appear before a court or tribunal under any  jurisdiction and before any public  body,  under  any  circumstance,  and  in any  type  of  trial  and proceedings,  even arbitration;  to bring actions before a court, including appeals revision or annulment, etc. etc. directly or represented by lawyers to whom they will confer the appropriate powers.
j)   To grant and sign all type of public and private documents,  to collect any amount  of money  from any  public or  private  organization,  signing  the relevant documents.
k)   To give, modify and recall any type of power.
l)   To issue warrants. To constitute pledges and mortgages

Article 19.- The office of Administrator is not remunerated.

Article 20.- Board of Administrators

The  Board of  Administrators  will  have a  minimum  of 3 and a  maximum  of 12 members.

The Board of  Administrators  shall be considered  quorate when half plus one of the members are present or represented by a proxy. Proxies shall be appointed by letter to the Chairman. Resolutions shall be adopted by the absolute majority of those  present  at  the  Meeting  that  shall  be  called  by  the  Chairman  or
Vice-Chairman.  A written  ballot without a meeting shall be valid provided that is not opposed by any administrator.

Board  Meetings  shall be called  by the  Chairman  when he sees fit,  or at the request of at least two of the members.  The calling shall be made in writing or by fax all shall be sent to all its members with 10 days notice.

The Board should elect a Chairman and a Secretary.

Once the  Chairman  considers  that any of the  matters  in the  Agenda has been sufficiently  discussed,  he will put it to the vote;  each member of the Board, present or represented, will have one vote.

Notwithstanding the forgoing,  the adoption of decisions relating to matters set out below will require a  favourable  vote of five out of the six members of the
Board.

a)   To contract new loans that provide financing not required for the Company's ordinary course of business.
b)   To modify contracts previously entered into by the Company
c)   To give guarantees or bonds in favour of the Company or other persons.
d)   Without  prejudice  to that set out in  previous  Articles,  the  giving of mortgages or any type of  collateral or personal  security,  as well as the application of any charge over the assets or income of the Company.
e)   To grant loans or  advances  to third  parties,  except  advances  that are granted as a consequence of the ordinary course of business.
f)   To  contract  with any  shareholder  or with any  shareholder's  affiliated business.
g)   To dispose of any tangible asset of the Company.
h)   To enter  into any  contract  which  goes  beyond  the  Company's  ordinary business.
i)   To instigate and plan to contend or defend in respect of any judicial claim or arbitration procedures.
j)   To approve or modify budgets.
k)   To incur any expenditure that exceeds that budgeted for, except in cases of proven urgency or by a legal or contractual obligation validly entered into in accordance with this Articles.
l)   To hire personnel.
m)   To buy or dispose of shares or interests in other companies.
n)   To enter into long term  agreements  that  require a period of notice of at least  three  months to  terminate  the  agreement  or that carry with them serious  or  unquantifiable  risks  at the date of  completion  of the said agreement.
o)   To enter into contracts with an overall return for the Company  exceeds the amount of 5.000.000 Pesetas.

               PART IV - SEPARATION AND EXCLUSION OF SHAREHOLDERS

Article 21.- Shareholders will have a right to disassociate  themselves from the
Company and could be excluded  by the  General  Meeting,  for reasons and in the manner set out in Law Article 95 and those that follow it.

Article  22.- The Company may be wound up on the grounds set out in Law Articles
104 and those that follow it.

Article 23.- At the winding up the  Administrators  will become the  Liquidators unless the General  Meeting had  appointed  others  after upon  agreement of the winding up.

The  Liquidators  will be in office for an  unrestricted  period of time.  Three years after the winding up and if the final balance of the  liquidation  has not been  submitted to the General  Meeting,  any  shareholder  or any person with a legitimate  interest  could  request from the district  judge the removal of the
Liquidators according to Law.

Article  24.-  Liquidation  dues  corresponding  to  each  shareholder  will  be proportional to the number of their shares.

PART V - SOLE CORPORATION

Article 25.- In the case of sole corporation it will be ruled by Law Article 125 and those that follow it, and the sole  shareholder  will exercise the powers of the General Meeting.

If after six months the sole owner of all the Company  shares has not registered its status in the Mercantile Register, the sole owner will be solely responsible without limitations for all the Company debts incurred during the period of sole corporation.  Once the Sole Corporation is registered,  the sole owner would not be responsible for the debts incurred afterwards.